CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Registered Public Accounting Firm” in the Prospectus and in the Statement of Additional Information, each included in this Post-Effective Amendment No. 05 to the Registration Statement Form N-4, (File No. 333-249120) of WRL Series Annuity Account (the “Registration Statement”).

We also consent to the use of our reports (1) dated April 10, 2025, with respect to the statutory-basis financial statements and supplementary information of Transamerica Life Insurance Company and (2) dated April 18, 2025, with respect to the financial statements of each of the subaccounts within WRL Series Annuity Account, for the year ended December 31, 2024, incorporated by reference in this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois

April 25, 2025